As filed with the Securities and Exchange Commission on July 20, 2026
Registration No. 333-295956
   Registration No. 333-267096
Registration No. 333-222747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-295956
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-267096
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222747

UNDER
THE SECURITIES ACT OF 1933

Gates Industrial Corporation plc
(Exact name of registrant as specified in its charter)

England and Wales	98-1395184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1144 Fifteenth Street
Denver, Colorado 80202
Telephone: (303) 744-1911
(Address of Principal Executive Offices)

Gates Industrial Corporation plc 2018 Omnibus Incentive Plan
Gates Industrial Corporation plc 2014 Stock Incentive Plan
(Full title of the plans)

Matthew R. A. Heiman
Executive Vice President, Chief Legal Officer and Corporate Secretary
1144 Fifteenth Street
Denver, Colorado 80202
Telephone: (303) 744-1911
(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On July 20, 2026, Gates Industrial Corporation plc (“Old Gates” or the “Registrant” and, together with its subsidiaries, the “Gates Group”), a public limited company incorporated under the laws of England and Wales, became a wholly owned subsidiary of Gates Industrial Corporation Ltd. (“New Gates”), a Bermuda exempted company limited by shares, upon consummation of the scheme of arrangement resulting in the jurisdiction of incorporation of the parent holding company of the Gates Group changing from England and Wales to Bermuda (the “Redomiciliation”). In connection with the Redomiciliation, the Registrant is filing these post-effective amendments (the “Post-Effective Amendments”) to remove from registration all remaining unissued or unsold ordinary shares, nominal value $0.01 per share, of Old Gates (the “Old Gates Ordinary Shares”) that were originally registered under the following registration statements on Form S-8 (together, the “Registration Statements”):

1.Registration Statement No. 333-295956, registering 6,381,545 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 2,662,885 Old Gates Ordinary Shares that became available for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2026.

2.Registration Statement No. 333-267096, registering 6,500,000 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 1,344,017 Old Gates Ordinary Shares that became available for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards, filed with the SEC on August 26, 2022.

3.Registration Statement No. 333-222747, registering 12,500,000 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 20,714,668 Old Gates Ordinary Shares under the Gates Industrial Corporation plc 2014 Stock Incentive Plan, which was filed with the SEC on January 29, 2018.

The purpose of these Post-Effective Amendments is to deregister all remaining securities available for issuance under the Registration Statements. In accordance with the undertakings contained in the Registration Statements to remove the registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 20th day of July, 2026.

GATES INDUSTRIAL CORPORATION PLC

By:	/s/ Ivo Jurek
Name: Ivo Jurek
Title: Chief Executive Officer
No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.